Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

INTERSEARCH GROUP, INC.

Pursuant to Sections 607.1007 and 607.1003 of the Florida Business Corporation Act (the “FBCA”), InterSearch Group, Inc., a Florida corporation (the “Corporation”), hereby certifies that:

FIRST: That this Corporation is named InterSearch Group, Inc. and was originally incorporated in the State of Florida on April 7, 1994, and that these Amended and Restated Articles of Incorporation shall amend, restate and supercede in their entirety any and all prior Articles of Incorporation, as amended, including, without limitation, any Articles of Amendment or Certificates of Designation thereto, filed with the State of Florida from the date of the Corporation’s original incorporation through the date hereof.

SECOND: These Amended and Restated Articles of Incorporation have been approved by the Board of Directors and shareholders of the Corporation in the manner and by the vote required by the FBCA. These Amended and Restated Articles of Incorporation contain amendments that require shareholder approval. These Amended and Restated Articles of Incorporation were approved by the shareholders pursuant to a written consent in lieu of a meeting dated December 9, 2004, and the votes cast for the amendment by the shareholders was sufficient for approval.

I.

Name

The name of the corporation is InterSearch Group, Inc.

II.

Principal and Registered Office

The address of the principal office of the Corporation is 4307 Bay Club Circle, Tampa, Florida 33607. The street address of the current registered office of the Corporation is 4307 Bay Club Circle, Tampa, Florida 33607, and the name of the registered agent of the Corporation in the State of Florida at such address is Frank J. McPartland.

III.

Capital Stock

A. The Corporation shall have authority to issue (1,200,000,000) shares of capital stock, consisting of 1,000,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 200,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”), of which 137,442,776 shall be designated as “Series A Preferred Stock” (the “Series A Preferred”).

B. The Preferred Stock may be issued from time to time in one or more series. Pursuant to Section 607.0602 of the FCBA, the Board of Directors is authorized, without the approval of the shareholders of the Corporation, to (a) provide for the classification and reclassification of any unissued shares of Preferred Stock and determine the preferences, limitations, and relative rights thereof and (b) issue Preferred Stock in one or more classes or series, all within the limitations set forth in Section 607.0601 of the FCBA.

C. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

1.	Dividends.

a.	Series A Preferred. The holder of each share of Series A Preferred shall be entitled to receive dividends at the rate of $0.00029103 per month on each outstanding share of Series A Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares). Such dividends shall be cumulative, and shall be payable (i) when, as, and if declared by the Board of Directors or (ii) upon a Liquidation Event (as defined below). Such dividends shall be payable in cash. If the Corporation at any time subdivides (by any stock split, stock dividend or otherwise) its outstanding shares of Series A Preferred into a greater number of shares, the amount in effect immediately before the subdivision will be proportionately reduced, and conversely, if the outstanding shares of Series A Preferred are combined into a smaller number of shares, the amount in effect immediately before the combination will be proportionately increased

b.	Preference. No dividends shall be paid or declared on any Common Stock of the Corporation during any fiscal year of the Corporation until all dividends on the Series A Preferred shall have been first paid or declared and set apart.

2.	Liquidation Preference.

a.	Ranking. The Series A Preferred shall rank senior to the Common Stock.

b.

Preferential Amounts to Series A Preferred. In the event of any liquidation, dissolution, or winding up of the Corporation (a “Liquidation Event”), either voluntarily or involuntarily, the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any payment or distribution to the holders of the Common Stock, or any other shares of capital stock ranking junior as to liquidation, dissolution, or winding up to the Series A Preferred, an amount equal to $0.0161 (as adjusted for any stock dividends, combinations or splits with respect to such shares) for each share of Series A Preferred then so held, and the amount of any unpaid accrued dividend with respect to the Series A Preferred. If upon the occurrence of a Liquidation Event, the assets and funds of the Corporation are insufficient to permit the full payment of the liquidation preference to the holders of the Series A Preferred, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred in proportion to the amount of Series A Preferred owned by each such holder.

c.	Distribution of Remaining Assets. Upon a Liquidation Event and the completion of the distributions required by Sections 2(b), the remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred and Common Stock based on the number of shares of Common Stock owned by each such holder (assuming conversion of all Series A Preferred).

d.	Deemed Liquidation. For purposes of this Section 2, a “Liquidation Event” includes (i) a sale of assets of the Corporation that are material to the ongoing operations of the Corporation or (ii) a merger, acquisition, or similar transaction, any of which results in the Corporation’s shareholders immediately prior to such transaction holding less than fifty (50%) of the voting power of the surviving, continuing or purchasing entity.

e.	Non-cash Distribution. If any of the assets of the Corporation are to be distributed to shareholders other than in cash under this Section 2 or for any purpose, the value of the assets to be distributed will be deemed its fair market value. Any securities to be distributed to the shareholders shall be valued as follows:

i.	If traded on a securities exchange or on the Nasdaq national market list, the value shall be deemed to be the average of the closing prices of the securities on such exchange or the Nasdaq national market list over the thirty (30) day period ending three (3) business days prior to the closing of the transaction;

ii.	If actively traded over-the-counter (but not on the Nasdaq national market list), the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) business days prior to the closing of the transaction; and

iii.	If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of the Corporation and the holders of a majority of the Series A Preferred; and in the absence of an agreement as to same, said valuation issue shall be submitted to arbitration for resolution, and the costs of such arbitration shall be born by the Corporation.

3.	Voting Rights.

a.	Number of Votes. Except as otherwise required by law and the provisions of this Section 3, the holders of Series A Preferred and the holders of the Common Stock shall be entitled to notice of any shareholders’ meeting and to vote together as a single class of capital stock upon any matter submitted to the shareholders for a vote, on the following basis:

i.	Holders of Common Stock shall have one vote per share; and

ii.	Holders of Series A Preferred shall have one vote per share.

b.	Quorums. Except as otherwise required by law, the presence in person, by teleconference or by proxy of the holders of shares constituting fifty-one percent (51%) of the votes entitled to vote thereat, calculated in accordance with Section 3(a) hereof, shall constitute a quorum for the purpose of transaction of business at all meetings of shareholders.

4.	Conversion. The holders of the Series A Preferred have conversion rights as follows:

a.	Optional Conversion; Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred, into five (5) shares of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares).

b.	Automatic Conversion. Each share of Series A Preferred shall be converted automatically into the number of shares of Common Stock into which such shares of Series A Preferred are convertible pursuant to this Section 4, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, upon the earlier of (i) the closing of an underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (ii) the election of the holders of at least a majority of the then outstanding shares of Series A Preferred, voting together as a single class, to convert such shares into Common Stock.

c.

Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. The Corporation shall round up fractional shares to which the holder would otherwise be entitled to the nearest whole number. Before any holder of Series A Preferred shall be entitled to convert such shares into shares of Common Stock and receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred and shall give written notice to the Corporation at such office that it elects to convert the same. The Corporation shall issue and deliver at such office to such holder of Series A Preferred a certificate or certificates for the number of shares of Common Stock to which it shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

d.	Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock, free from preemptive or other preferential rights, restrictions, reservations, dedications, allocations, options, other warrants and other rights under any stock option, conversion option or similar agreement, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred.

5.	No Pre-emptive Rights. No shareholder of the Corporation shall have any preferential or pre-emptive rights to subscribe for or purchase from the Corporation any new or additional shares of capital stock, or securities convertible into shares of capital stock, of the Corporation, whether now or hereafter authorized.

6.	Savings Clause. The Corporation and the holders of the Series A Preferred intend to comply strictly with applicable law regulating the maximum allowable rate or amount of interest that may be charged and collected on amounts due with respect to the Series A Preferred. Accordingly, the maximum aggregate amount of interest and other charges constituting interest under applicable law that are payable, chargeable, or receivable with respect to the Series A Preferred shall not the maximum amount allowable amount under applicable law. The Corporation shall not be liable for any amounts in excess of the maximum lawful amounts, and any excess interest charged or collected by the holders of the Series A Preferred will constitute an inadvertent mistake and, if charged but not paid, will be cancelled automatically, or if paid, will either be refunded to the Corporation or credited against future amounts owed by the Corporation to the holders of the Series A Preferred at the discretion of the Corporation

IV.

Indemnification.

The Corporation shall, to the fullest extent permitted or required by the FBCA, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than to such amendment), indemnify all of the Corporation’s officers and directors, all of the officers and directors of all of the Corporation’s domestic subsidiaries, and all persons rendering services to the Corporation’s foreign subsidiaries in capacities as officers and directors or in equivalent, identical, or similar capacities (hereinafter collectively the “Officers” and “Directors” of the Corporation), against any and all liabilities and advance any and all reasonable expenses incurred thereby in any proceeding to which any such Director or Officer is a party or in which such Director or Officer is deposed or called to testify as a witness because he or she is or was a Director or Officer of the Corporation or any of the Corporation’s domestic or foreign subsidiaries. The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification against liabilities or the advancement of expenses which a Director or Officer may be entitled under any written agreement, Board of Director’s resolution, vote of shareholders, the FBCA, or otherwise. The Corporation may, but shall not be required to, supplement the foregoing rights to indemnification against liabilities and advancement of expenses by the purchase of insurance on behalf of any one or more of its Directors or Officers, whether or not the Company would be obligated to indemnify or advance expenses to such Director or Officer under this Article. For purposes of this Article, the term “Directors” includes former directors of the Corporation or any of the Corporation’s domestic or foreign subsidiaries and any director who is or was serving at the request of the Corporation or any of the Corporation’s domestic or foreign subsidiaries as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including without limitation, any employee benefit plan (other than in the capacity as an agent separately retained and compensated for the provisions of goods or services to the enterprise, including without limitation, attorneys at law, accountants, and financial consultants). The term “Officers” includes all of those individuals who are or were at any time officers of the Corporation or any of the Corporation’s domestic or foreign subsidiaries and not merely those individuals who are or were at any time “executive officers” of the Corporation or any of the corporation’s domestic or foreign subsidiaries as defined in Securities and Exchange Commission Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended. All of the capitalized terms used in this Article V and not otherwise defined herein have the meaning set forth in Section 607.0850 of the FBCA. The provisions of this Article V are intended solely for the benefit of the indemnified parties described herein, their heirs and personal representatives, and shall not create any rights in favor of third parties. No amendment to or repeal of this Article V shall diminish the rights of indemnification provided for herein prior to such amendment or repeal.

*        *        *        *        *

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Articles of Incorporation as of December 9, 2004.

/s/ Frank J. McPartland
Frank J. McPartland
Chief Executive Officer and President

ARTICLES OF AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

INTERSEARCH GROUP, INC.

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES, AND

LIMITATIONS OF SERIES B PREFERRED STOCK

Pursuant to Sections 607.0602, 607.1002, and 607.1006 of the Florida Business Corporation Act (the “FBCA”), InterSearch Group, Inc., a Florida corporation (the “Corporation”), hereby certifies that:

FIRST: Pursuant to the authority of the Board of Directors of the Corporation pursuant to its Amended and Restated Articles of Incorporation and Section 607.0602 of the FBCA, the Board of Directors of the Corporation, by resolutions duly adopted as of February 9, 2005, has: (i) designated a series of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Corporation, to be designated “Series B Preferred Stock,” consisting of 100,000 shares of the authorized but unissued Preferred Stock (the “Series B Preferred”), (ii) authorized the issuance of a maximum of 100,000 shares of Series B Preferred, and (iii) set the rights, preferences, limitations, and other terms and conditions of the Series B Preferred. Approval of the shareholders of the Corporation was not required.

SECOND: The Series B Preferred shall have the following designation, number of shares, rights, preferences, privileges, restrictions, limitations, and other terms and conditions:

1.	Designation and Amount. A total of 100,000 shares of Preferred Stock, $0.001 par value per share, shall be designated “Series B Preferred Stock.” The Series B Preferred shall rank pari passu with the Corporation’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred”), and as determined by the Board of Directors of the Corporation with respect to all other series of Preferred Stock that may hereinafter be designated by the Corporation.

2.	Dividends.

a.	Series B Preferred. The holder of each share of Series B Preferred shall be entitled to receive dividends at the rate of $0.25 per month on each outstanding share of Series B Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares). Such dividends shall be cumulative, and shall be payable (i) when, as, and if declared by the Board of Directors or (ii) upon a Liquidation Event (as defined below). Such dividends shall be payable in cash. If the Corporation at any time subdivides (by any stock split, stock dividend or otherwise) its outstanding shares of Series B Preferred into a greater number of shares, the amount in effect immediately before the subdivision will be proportionately reduced, and conversely, if the outstanding shares of Series B Preferred are combined into a smaller number of shares, the amount in effect immediately before the combination will be proportionately increased

b.	Preference. No dividends shall be paid or declared on any Common Stock of the Corporation during any fiscal year of the Corporation until all dividends on the Series B Preferred shall have been first paid or declared and set apart.

3.	Liquidation Preference.

a.	Ranking. The Series B Preferred shall rank pari passu to the Series A Preferred, and shall rank senior to the Common Stock.

b.	Preferential Amounts to Series B Preferred. In the event of any liquidation, dissolution, or winding up of the Corporation (a “Liquidation Event”), either voluntarily or involuntarily, the holders of the Series B Preferred shall be entitled to receive, prior and in preference to any payment or distribution to the holders of the Common Stock, or any other shares of capital stock ranking junior as to liquidation, dissolution, or winding up to the Series B Preferred, an amount equal to $10.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares) for each share of Series B Preferred then so held, and the amount of any unpaid accrued dividend with respect to the Series B Preferred. If upon the occurrence of a Liquidation Event, the assets and funds of the Corporation are insufficient to permit the full payment of the liquidation preference to the holders of Series B Preferred and Series A Preferred, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred and Series A Preferred in proportion to the amount of Series B Preferred and Series A Preferred owned by each such holder.

c.	Distribution of Remaining Assets. Upon a Liquidation Event and the completion of the distributions required by Sections 2(b), the remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred, Series A Preferred and Common Stock based on the number of shares of Common Stock owned by each such holder (assuming conversion of all Series B Preferred and Series A Preferred).

d.	Deemed Liquidation. For purposes of this Section 2, a “Liquidation Event” includes (i) a sale of assets of the Corporation that are material to the ongoing operations of the Corporation or (ii) a merger, acquisition, or similar transaction, any of which results in the Corporation’s shareholders immediately prior to such transaction holding less than fifty (50%) of the voting power of the surviving, continuing or purchasing entity.

e.	Non-cash Distribution. If any of the assets of the Corporation are to be distributed to shareholders other than in cash under this Section 3 or for any purpose, the value of the assets to be distributed will be deemed its fair market value. Any securities to be distributed to the shareholders shall be valued as follows:

i.	If traded on a securities exchange or on the Nasdaq national market list, the value shall be deemed to be the average of the closing prices of the securities on such exchange or the Nasdaq national market list over the thirty (30) day period ending three (3) business days prior to the closing of the transaction;

ii.	If actively traded over-the-counter (but not on the Nasdaq national market list), the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) business days prior to the closing of the transaction; and

iii.	If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of the Corporation and the holders of a majority of the Series B Preferred; and in the absence of an agreement as to same, said valuation issue shall be submitted to arbitration for resolution, and the costs of such arbitration shall be born by the Corporation.

4.	Voting Rights. Except as otherwise required by law and the provisions of this Section 4, the holders of Series B Preferred shall be entitled to notice of any shareholders’ meeting and to vote together with the holders of the Series A Preferred and the holders of the Common Stock as a single class of capital stock upon any matter submitted to the shareholders for a vote, on the following basis: holders of Series B Preferred shall have one vote per share.

5.	Conversion. The holders of the Series B Preferred have conversion rights as follows:

a.	Optional Conversion; Right to Convert. Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B Preferred, into ten (10) shares of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares).

b.	Automatic Conversion. Each share of Series B Preferred shall be converted automatically into the number of shares of Common Stock into which such shares of Series B Preferred are convertible pursuant to this Section 5, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, upon the earlier of (i) the closing of an underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (ii) the election of the holders of at least a majority of the then outstanding shares of Series B Preferred, voting together as a single class, to convert such shares into Common Stock, or (iii) February 9, 2010.

c.	Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred. The Corporation shall round up fractional shares to which the holder would otherwise be entitled to the nearest whole number. Before any holder of Series B Preferred shall be entitled to convert such shares into shares of Common Stock and receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred and shall give written notice to the Corporation at such office that it elects to convert the same. The Corporation shall issue and deliver at such office to such holder of Series B Preferred a certificate or certificates for the number of shares of Common Stock to which it shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

d.	Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock, free from preemptive or other preferential rights, restrictions, reservations, dedications, allocations, options, other warrants and other rights under any stock option, conversion option or similar agreement, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred.

6.	No Pre-emptive Rights. No shareholder of the Corporation shall have any preferential or pre-emptive rights to subscribe for or purchase from the Corporation any new or additional shares of capital stock, or securities convertible into shares of capital stock, of the Corporation, whether now or hereafter authorized.

7.	Savings Clause. The Corporation and the holders of the Series B Preferred intend to comply strictly with applicable law regulating the maximum allowable rate or amount of interest that may be charged and collected on amounts due with respect to the Series B Preferred. Accordingly, the maximum aggregate amount of interest and other charges constituting interest under applicable law that are payable, chargeable, or receivable with respect to the Series B Preferred shall not exceed the maximum amount allowable amount under applicable law. The Corporation shall not be liable for any amounts in excess of the maximum lawful amounts, and any excess interest charged or collected by the holders of the Series B Preferred will constitute an inadvertent mistake and, if charged but not paid, will be cancelled automatically, or if paid, will either be refunded to the Corporation or credited against future amounts owed by the Corporation to the holders of the Series B Preferred at the discretion of the Corporation

THIRD: These Articles of Amendment have been approved by the Board of Directors of the Corporation in the manner and by the vote required by the FBCA.

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IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of February 9, 2005.

/s/ Daniel M. O’Donnell
Daniel M. O’Donnell
President and Chief Executive Officer

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

INTERSEARCH GROUP, INC.

DOCUMENT NUMBER: P94000027095

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida corporation (the “Corporation”) adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the Corporation is InterSearch Group, Inc. (Document Number P94000027095).

SECOND: The Amended and Restated Articles of Incorporation of the Corporation are amended as follows:

1. Section A of Article III (Capital Stock) is hereby amended and restated to read in its entirety as follows:

“III

Capital Stock

A. The Corporation shall have the authority to issue five billion two hundred million (5,200,000,000), of which five billion (5,000,000,000) shares shall be Common Stock having a par value of $0.001 per share (the “Common Stock”), and two hundred million (200,000,000) shares of Preferred Stock having a par value of $0.001 per share (the “Preferred Stock”), of which 137,442,776 shall be designated as “Series A Preferred Stock” (The “Series A Preferred”).”

THIRD: The foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation was adopted and approved by the Board of Directors and by the Shareholders of the Corporation, in accordance with section 607.1003 of the Florida Statutes, on the date hereof. The number of votes cast for the amendments were sufficient for approval.

The foregoing amendment to the Corporation’s Amended and Restated Articles of Incorporation will become effective upon the filing of these Articles of Amendment to the Amended and Restated Articles of Incorporation with the Florida Department of State.

The undersigned officer of the Corporation has executed this Amendment to the Amended and Restated Articles of Incorporation this 26 day of September, 2005.

InterSearch Group, Inc.

By:	/s/ Daniel M. O’Donnell
Name:	Daniel M. O’Donnell
Title:	President

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

INTERSEARCH GROUP, INC.

DOCUMENT NUMBER: P94000027095

Pursuant to the provisions of section 607.10025, Florida Statutes, this Florida corporation (the “Corporation”) adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

FIRST: The name of the Corporation is InterSearch Group, Inc.

SECOND: This amendment to the Corporation’s Amended and Restated Articles of Incorporation has been approved by the Board of Directors in the manner and by the vote required by the Florida Statutes. The Board of Directors adopted resolutions on October 7, 2005 and October 24, 2005, approving a combination of its shares to effect a 1 for 40 reverse stock split of the issued and outstanding shares of common stock and preferred stock of the Corporation as of October 19, 2005, and authorizing an amendment to the Amended and Restated Articles of Incorporation to correspondingly decrease the number of authorized shares of capital stock of the Corporation.

THIRD: This amendment to the Amended and Restated Articles of Incorporation does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the combination exceeding the percentage of authorized shares that were unissued before the combination.

FOURTH: Each forty (40) shares of Common Stock, $0.001 par value per share, of the Corporation issued and outstanding or held in the treasury of the Corporation automatically shall be combined into one (1) share of Common Stock of the Corporation. There shall be no fractional shares issued, and the number of shares to which a holder of Common Stock is entitled shall be rounded to the nearest whole number (for the avoidance of doubt, 0.50 shares and above shall be rounded up to the next whole number, and 0.49 and below shall be rounded down to the next whole number). The share combination effected by this amendment to the Amended and Restated Articles of Incorporation shall result in the number of authorized shares of Common Stock and Preferred Stock being divided by 40, but shall not result in any change to the par value of any shares of Common Stock or Preferred Stock.

FIFTH: The Amended and Restated Articles of Incorporation of the Corporation are amended as follows:

1. Section A of Article III (Capital Stock) is hereby amended and restated to read in its entirety as follows:

“III

Capital Stock

A. The Corporation shall have the authority to issue an aggregate of one hundred and thirty million (130,000,000) shares, of which one hundred and twenty five million (125,000,000) shares shall be Common Stock having a par value of $0.001 per share (the “Common Stock”), and five million (5,000,000) shares shall be Preferred Stock having a par value of $0.001 per share (the “Preferred Stock”), of which 3,436,069 shall be designated as “Series A Preferred Stock”.

SIXTH: The foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation was adopted and approved by the Board of Directors of the Corporation, in accordance with section 607.10025(2) of the Florida Statutes, on October 24, 2005 and is being filed in order to reflect the aforementioned reverse stock split. The number of votes cast for the amendment were sufficient for approval.

The foregoing amendment to the Corporation’s Amended and Restated Articles of Incorporation will become effective upon the filing of these Articles of Amendment to the Amended and Restated Articles of Incorporation with the Florida Department of State.

The undersigned officer of the Corporation has executed this Amendment to the Amended and Restated Articles of Incorporation this 24th day of October, 2005.

InterSearch Group, Inc.

By:	/s/ Daniel M. O’Donnell
Name:	Daniel M. O’Donnell
Title:	President